DAILY INCOME FUND

                             Money Market Portfolio
                               Municipal Portfolio
                            U.S. Government Portfolio

                    Advantage Primary Liquidity Fund Shares
                   Advantage Municipal Liquidity Fund Shares
                   Advantage Government Liquidity Fund Shares
                            (the "Advantage Shares")

                 Distribution and Service Plan Pursuant to Rule
                 12b-1 Under the Investment Company Act of 1940

     This Distribution and Service Plan (the "Plan") is hereby adopted by Daily Income Fund (the "Fund"), on behalf of the Advantage Shares of the Money Market Portfolio, Municipal Portfolio and U.S. Government Portfolio (collectively, the "Portfolios"), in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                    The Plan

     1. The Fund, on behalf of the Portfolios, and Reich & Tang Distributors, Inc. (the "Distributor") have entered into a Distribution Agreement with respect to the Advantage Shares of the Portfolios, in a form satisfactory to the Fund's Board of Trustees, under which the Distributor will act as distributor of such Shares. Pursuant to the Distribution Agreement, the Distributor will receive a fee from the Advantage Shares in an amount as set forth in such Agreement and, as agent of the Fund, will (i) solicit orders for the purchase of Advantage Shares, provided that any subscriptions and orders for the purchase of such Shares will not be binding on the Fund until accepted by the Fund as principal and (ii) make payments to Oppenheimer & Co., Inc. for providing distribution assistance to the Fund.

     2. The Fund, on behalf of the Portfolios, and the Distributor have entered into a Shareholder Servicing Agreement with respect to the Advantage Shares of the Portfolios, in a form satisfactory to the Fund's Board of Trustees, which provides that the Distributor will receive shareholder servicing fees from the Advantage Shares in an amount as set forth in such Agreement for performing shareholder servicing functions. The Distributor may use such fees to compensate Oppenheimer & Co., Inc., with which it has a written agreement, for performing shareholder servicing functions on behalf of the Advantage Shares.

     3. The Manager may make payments from time to time from its own resources, which may include the management fees and administrative services fees received by the Manager from the Fund and from other companies, and past profits for the following purposes:

                (i) to pay the costs of, and to compensate Oppenheimer & Co., Inc. for performing personal shareholder servicing and related maintenance of shareholder account functions on behalf of the Advantage Shares;

                (ii )   to compensate Oppenheimer & Co., Inc. for providing
assistance in distributing the Portfolios' Advantage Shares; and

                (iii ) to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons, in connection with the distribution of the Advantage Shares.

The Distributor also may make payments from time to time from its own resources, which may include (a) the service fee and past profits for the purpose enumerated in (i) above and (b) the distribution fee and past profits for the purposes enumerated in (ii) and (iii) above. Further, the Distribution Agreement and the Shareholder Servicing Agreement, pursuant to the Plan, will provide that the Distributor will determine the amount of the payments to be made to Oppenheimer & Co., Inc., provided that such payments will not increase the amount which the Fund, on behalf of the Portfolios, are required to pay to (1) the Manager for any fiscal year under the Investment Management Contract or the Administrative Services Contract in effect for that year or otherwise or (2) to the Distributor under the Shareholder Servicing Agreement or Distribution Agreement in effect for that year or otherwise.

     4. The Fund, on behalf of the Advantage Shares, will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and Oppenheimer & Co., Inc. in carrying out their obligations under the Distribution and Shareholder Servicing Agreements or the Private Class Sub-Distribution and Service Agreement ("Oppenheimer & Co., Inc. Agreement"), as the case may be, with respect to the Advantage Shares of the Fund and (ii) preparing, printing and delivering the Fund's prospectus to existing Advantage shareholders and preparing and printing subscription application forms for shareholder accounts.

     5. Payments by the Distributor or Manager to Oppenheimer & Co., Inc. for the purpose of distributing Advantage Shares and providing shareholder servicing are subject to compliance by them with the terms of the Oppenheimer & Co., Inc. Agreement entered into between the Distributor and Oppenheimer & Co., Inc., which has been approved by the Fund's Board of Trustees.

     6. The Fund and the Distributor will prepare and furnish to the Fund's Board of Trustees, at least quarterly, written reports setting forth all amounts expended for servicing and distribution purposes by the Fund, the Distributor and the Manager, pursuant to the Plan and identifying the servicing and distribution activities for which such expenditures were made.

     7. The Plan was approved by a majority of the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan on July 20, 2006.

     8. The Plan will remain in effect until July 20, 2007, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in paragraph 7 hereof.

     9. The Plan may be amended at any time with the approval of the Board of Trustees of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval of a majority of the outstanding voting securities of the Advantage Shares (as defined in the Act).

     10. The Plan may be terminated without penalty at any time (i) by a vote of a majority of the Trustees of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Advantage Shares (as defined in the Act).

Dated:  July 20, 2006.